1 Exhibit 99.3 The following is an excerpt of a transcript of an earnings presentation by Liberty Global Ltd.’s Chief Executive Officer, Michael T. Fries, and Chief Financial Officer, Charels H. R. Bracken, held on February 16, 2024. CORPORATE PARTICIPANTS Mike Fries Liberty Global Ltd. – Chairman & CEO Charlie Bracken Liberty Global Ltd. – Executive VP & CFO Lutz Schüler Virgin Media O2 – CEO Enrique Rodriguez Liberty Global Ltd. - Executive Vice President, Chief Technology Officer Andrea Salvato Liberty Global Ltd. – Executive VP & Chief Development Officer Stephen van Rooyen VodafoneZiggo – CEO CHIEF EXECUTIVE OFFICER EARNINGS STRATEGY UPDATE SECTION Michael T. Fries Liberty Global Ltd. - Chairman & CEO Beginning with the Vodafone acquisition on slide 17. After what can only be described as a very successful, and I seriously mean rewarding partnership with Vodafone in the Netherlands, we are pleased to announce an agreement to acquire their 50% stake in exchange for €1 billion in cash, plus a 10% equity interest in a new company called Ziggo Group which will own 100% of VodafoneZiggo and 100% of Telenet in Belgium. There are three primary reasons we’re doing this, three primary benefits from this deal. To begin with, we believe the net present value of both operational synergies and incremental service revenues from this transaction in combination total about €1 billion alone, and of course pretty much all of that accrues to us. Second, we think the combination of Holland and Belgium is a financial winner. As the chart on the right shows, together the two operations serve 7 million mobile subs and over 5 million broadband subs with total revenue €6.6 billion and over €2.5 billion of EBITDA. The combination also creates a clear roadmap to reduce leverage to what we’re estimating will be about 4.5x, through a combination of synergies and improving operational performance. In fact, we think we’ll generate $500 million of free cash flow by 2028.

2 And then third, and perhaps most importantly, we are announcing today our intention to list Ziggo on the Euronext exchange in 2027, and to simultaneously spin off our 90% interest to Liberty Global shareholders, as we did in Switzerland. Interestingly, similar to Sunrise, there is a strong equity story here. Belgium and Holland are rational markets, just like Switzerland. We have a clear network strategy in each country, like we had in Switzerland. Our plans to reduce leverage are front and center and actionable, like they were and are in Switzerland. And the financial profile should support both free cash flow and dividends in the future. Interestingly, this is more anecdotal, just as Sunrise was once a very successful public company that we took private and then re-listed, Ziggo was also a very successful public company that we took private. So we will be re-introducing Ziggo to the public markets as we did with Sunrise. … Telenet, as part of the new Ziggo Group, I think represents a very strong equity story, with outstanding retail brands, significant B2B growth, an upgraded 5G network and long-term access to fiber. Perhaps even more importantly though, with capex declining significantly this year, Telenet’s free cash flow is at that inflection point and poised for continued growth. … Hopefully by now you are convinced that we are serious about delivering value to shareholders. The Sunrise spin off was always step one, we told you that. And the transactions we announced today, in particular the Vodafone stake acquisition and our intention to list and spin off the new Ziggo Group, will be step two. … We will invest in a telecom business when it unlocks value for shareholders, we’ve said that many times. Like we did with Sunrise, de-levering the company pre-spin, and like we’re doing with the acquisition of Vodafone’s stake in Holland. QUESTIONS AND ANSWER SECTION ─────────────────────────────────────────────────────── Joshua Andrew Mills, BNP Paribas

3 Thanks, guys. Maybe I'll take my questions on the VodafoneZiggo transaction. I think you're still talking about stable capex envelope over the guidance periods, but now that you're creating this new Ziggo group with more scale, does it change your appetite or opportunity to invest more on the cable to the cyber upgrade strategy? Is there any synergies there you can take from your learnings in the Telenet business and bring them over to the Netherlands? Would be very helpful. And then secondly, I think on slide 17, where you talk about the clear roadmap of bringing Ziggo group leveraged to 4.5x, is that all organic deleveraging? Or would you be willing to inject cash into this business prior to a spin-off as you did with Sunrise? Thank you. ─────────────────────────────────────────────────────── Mike Fries Liberty Global Ltd. - Chairman & CEO Great questions. Listen, I think on the network strategy for Holland and Belgium, those plans are set. So, we have made a definitive assessment of the capex strategy and network strategy for fixed business in VodafoneZiggo’s market, and we are going with DOCSIS 4. The team has already done a great job of getting 2gig rolled out nationwide, we’re the largest 2gig provider, and they'll be at 4gig and 8gig right around the corner. So, there is no strategy or plan to build fiber in the Netherlands, and we don't believe it's necessary, either from a commercial and certainly not attractive from a capital point of view. So, the capex profile does not change as a result of this, or any announcements that we're making today. On the leverage, I think, as we mentioned, there's two very clear sources of deleveraging. One is organic growth. Well three, I guess. The second is free cash flow and paying down debt, as we're doing in Sunrise. And then three is asset sales. In the case of Holland, we have Propco, a Tower Co. In the case of Belgium, we have the Wyre stake. So, there will be asset sales with those proceeds used to delever. There will be growth in EBITDA, organic. And there will be free cash to organically delever. And that is the plan. At this stage, we don't anticipate putting any capital or cash into the Ziggo Group to get the plans launched in 2027. Now Charlie, you want to add anything to that? ─────────────────────────────────────────────────────── Charlie Bracken Liberty Global Ltd. - Executive VP & CFO

4 No, I absolutely endorse what it is. I mean, you remember there are some pretty material financial synergies that we get, which obviously give us strong free cash flow. I should clarify that €500 million is the annual target. It's not a cumulative target. I also think that Stephen, and his team, by the way, have performed fantastically. And as they give us EBITDA turnaround, I think you can do the math and figure out how that contributes to getting towards this 4.5x target, which we think works based on what we saw in Sunrise. ─────────────────────────────────────────────────────── David Wright Bank of America Merrill Lynch, Research Division Yeah, hi guys. Again, so much to absorb here. I guess when we're thinking about the Ziggo spin, Mike, it says strong equity story similar to Sunrise, but that does ignore what I think you flagged at the time, which was Sunrise was a very clear and strong dividend payer, obviously in a very low rate market, and we've seen that dividend growth just today in the Sunrise share price work so well. There's no dividend story here in Ziggo. And I guess my other question is, what's the sort of run rate of synergy you guys need to hit in the short term to really commit to the spin? Is that date really in stone there? And I guess my associated question is, I think the VodafoneZiggo guidance was also quite a lot weaker than most of us had forecast alongside VMO2. I'm just wondering, is there a sense as you sort of restack this business that you're - I don't want to use the phrase “kitchen sinking” - but you are guiding to find a level you can absolutely deliver on and maybe puts a little bit more investment into 2026 to grow from. Thanks. ─────────────────────────────────────────────────────── Mike Fries Liberty Global Ltd. - Chairman & CEO Yeah, David, that's a lot of good questions there that I'll try to address, and Stephen can jump in here as well. With respect to timing, I mean, we were purposely general about timing. We believe 2027, as we especially get into the second half of next year, we are going to be able to see or forecast the kind of storyline here that the market will want to see, that does reflect and has comparisons to Sunrise. Namely a deleveraging story from free cash flow, EBITDA growth and asset sales. Secondly, the ability to project or forecast a free cash flow number. We gave you a number today, €500 million. That's 50% more free cash flow than Sunrise generates. It's not coming this year or next year, but we believe we'll be able to forecast that kind of free cash flow story when it's time to get to the market.

5 And I think the growth, we've talked quite a bit about “How We Win” plan and we even showed you some visuals on the slides about how 2026 is an investment year, 2027 and 2028 we start to see a rebound. So it's our view that all those things, when they come together, will tell a compelling equity story. But here's the other thing to point out, which is, unlike, say, Odido, we're not listing this company through an initial public offering. We're not waiting to build a book. We're not looking for a minimum price. We're not going to raise primary capital. We don't have any of those strikes against us. We're listing the shares and spinning them off to shareholders exactly as we did with Sunrise, and the market will find a value, we believe, a healthy, good value, well above the negative $5 we're getting in our stock today. That's all you’ve got to believe. That's it. You’ve got to believe that there's good equity value in this story, that in the hands of our shareholders, that equity value will trade well on a Euronext exchange with a compelling operating and brand-driven storyline, and it'll be more than zero. That's all you’ve got to believe. And so, I think we have lots of flexibility here, tons of freedom to plan how and when and what we do, which to me is very exciting. Stephen, you want to add anything to that on the VodafoneZiggo side? ─────────────────────────────────────────────────────── Stephen van Rooyen VodafoneZiggo – CEO So, as you said, I think the core of it is that we have an unfolding story of business improvement, so the underlying value of the core VodafoneZiggo business, I think, will come through as we get through the investment in 2026 and into 2027. We've shown a track record so far in the last 12 months, and we've got high confidence given what we're seeing today and given the plans we have ahead of us that 2026 will be another step forward in the plan. And as you say, 2027 will show those return on investments and we'll accelerate out of that. So, I think the core business, and if you value the core business, will look slightly different in 12 months from now.